Exhibit 10.58

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of the __________ day of ____________________, 2022 by and between MJ Holdings Inc. a Nevada corporation together with its wholly owned subsidiary, MJH Research Inc., a Florida corporation (together the “Company”) and Carbek LLC, an independent contractor (“Consultant”) with respect to Consultant’s engagement by Company as provided herein (each a “Party” and collectively, the “Parties”). In consideration of the terms and conditions set forth below, Company and Consultant agree as follows:

1. SERVICES.

a. Engagement. Company hereby retains Consultant to provide, and Consultant hereby agrees to perform, the services generally described in Exhibit A hereto, and such other services as Company and Consultant may mutually agree to from time to time within the areas of Consultant’s skills, expertise and experience (the “Services”). Consultant shall perform the Services according to a schedule mutually agreed to between Company and Consultant and Consultant shall devote as much of Consultant’s time as reasonably necessary to provide the Services as contemplated herein. Notwithstanding the foregoing, Company and Consultant acknowledge and agree that at all times during the Term (as hereafter defined), Consultant shall maintain sole discretion and control of Consultant’s Services and the manner in which such Services are to be provided to Company hereunder. In performing the Services, Consultant shall (i) devote all skills, expertise and experience reasonably necessary to deliver the Services and achieve the desired results as communicated by the Company from time to time, (ii) provide the Services in a competent and professional manner in accordance with Company and industry standards; (iii) comply with all applicable laws and regulations; and (iv) no fiduciary duty is created by and between the Parties.

b. Scope of Authority. During the Term, Consultant acknowledges that Consultant shall not possess any power or authority to bind the Company to any contract or other obligation. Consultant further acknowledges that Consultant shall not have any direct authority over any employee or other consultant of the Company. At all times during the Term, Consultant shall be accountable to the Company’s Chief Executive Officer, or his designee(s), regarding the performance of Consultant’s services hereunder and the results achieved thereby.

c. Other Engagements. Company acknowledges and agrees that during the Term, Consultant (i) may represent, perform services for, or be employed by such additional persons or companies as Consultant sees fit, except to the extent that any such engagement or employment causes Consultant to breach Consultant’s obligations under this Agreement.

2. COMPENSATION.

a. Fee. In consideration for performance of the Services, Consultant shall be paid the compensation set forth in Exhibit A to this Agreement. Company shall affect no withholdings from Consultant’s compensation and Consultant shall be solely responsible for all social security, tax, disability, and other state and federal taxes or assessments related to the compensation and the Services provided under this Agreement.

b. Expenses. Unless expressly provided otherwise in writing by the Company, and except as expressly described in Exhibit A to this Agreement, Consultant will be solely responsible for all expenses incurred by Consultant in connection with performing the Services or otherwise performing Consultant’s obligations under this Agreement.

c. Place of Work. Consultant’s place of work shall be as set forth in Exhibit A.

3. TERM OF AGREEMENT.

a. Term. This Agreement will commence on ___________________ _______, 20___ (the “Effective Date”) and shall continue in effect until completion of the scope of work as described in Exhibit A or the date upon which this Agreement is terminated earlier in accordance with Section 3.b or Section 4 (Default) herein (the “Term”).

b. Termination. Notwithstanding anything herein to the contrary, either Party may terminate this Agreement at any time by giving three (3) days written notice to the other Party in accordance with the notice provisions set forth below.

c. Termination by Consultant. Upon termination of this Agreement by Consultant for any reason, including Section 3.b or any of the provisions set forth in Section 4 (Default) below, Consultant shall be entitled to payment for Services completed prior to the termination date and reimbursement for expenses incurred prior to the termination date. Thereafter, Company shall owe Consultant no further amounts or obligations.

d. Termination by Company. Upon termination of this Agreement by Company for any reason, including Section 3.b or any of the provisions set forth in Section 4 (Default) below, Consultant shall be entitled to payment for Services completed prior to the termination date and reimbursement for expenses incurred prior to the termination date. Thereafter, Company shall owe Consultant no further amounts or obligations.

4. DEFAULT. If either Party defaults in the performance of this Agreement or materially breaches any of its provisions, the non-breaching Party may terminate this Agreement by giving written notification to the breaching Party. Termination shall be effective immediately upon receipt of such written notification by the breaching Party, or five (5) days after mailing of the notice to the address set forth in the notice provisions below, whichever occurs first. For purposes of this Section 4, a material breach of this Agreement shall be limited to the following:

i)	The Company’s failure to pay for Consultant’s Services and/or to reimburse Consultant for expenses as agreed within fifteen (15) days after receipt of Consultant’s written demand for payment.

ii)	Failure of Consultant to provide the Services in a professional manner.

5. REPRESENTATIONS AND WARRANTIES. Consultant represents and warrants that Consultant: (i) has the full power and authority to enter into and to fulfill the terms of this Agreement and to perform the Services, (ii) has the qualifications and ability to perform the Services in a workmanlike and professional manner, without the advice, control, or supervision of the Company, (iii) has not entered and will not enter into any agreements or activities that will or might interfere or conflict with the terms and conditions hereof, and (iv) shall have sole discretion and control of Consultant’s Services and the manner in which they are to be performed.

6. NO GUARANTEE OF RESULTS. The Parties acknowledge that the primary purpose of this Agreement is for research and development relating to agronomy and the production of certain information hereafter the “Study.” Consultant does not undertake that the Study shall lead to any particular result, nor is the success of any study guaranteed. Neither Party accepts any responsibility for any use that the other Party may make of Study data nor for advice or information given in connection therewith.

7. RELATIONSHIP OF THE PARTIES. Consultant enters into this Agreement as, and shall continue to be, an independent contractor. In no circumstance shall Consultant look to Company as Consultant’s employer, partner, agent, or principal. Neither Consultant, nor any employee of Consultant (which for purposes of this Paragraph shall be included in the term “Consultant”), shall be entitled to any benefits accorded to Company’s employees, including, without limitation, workers’ compensation insurance, disability insurance, retirement plans, vacation pay or sick pay. Consultant’s exclusion from benefit programs maintained by Company is a material component of the terms of compensation negotiated by the Parties, and is not premised on Consultant’s status as a non-employee with respect to Company. To the extent that Consultant may become eligible for any benefit programs maintained by Company (regardless of the timing of or reason for eligibility), Consultant hereby waives Consultant’s right to participate in such programs. Consultant’s waiver is not conditioned on any representation or assumption concerning Consultant’s status under the common law test. Consultant also agrees that, consistent with Consultant’s independent contractor status, Consultant will not apply for any government-sponsored benefits that are intended to apply to employees generally, including, but not limited to, unemployment benefits.

8. COOPERATION. Consultant and Company shall provide to each other upon request any and all information reasonably necessary to determine their respective obligations under this Agreement, to fulfill the purposes of the Services, or to maintain accurate records.

9. NOTICES. Any notice under this Agreement must be in writing and shall be effective upon delivery by hand or facsimile, one (1) day following the day when deposited with a reputable, established overnight courier service for delivery to the intended addressee, or five (5) business days after deposited in the United States mail, postage prepaid, certified or registered, and addressed to Company or to Consultant at the corresponding address set forth below. Alternatively, the parties may utilize email as the method of delivery of any such notice to be provided hereunder. Any notices sent by email shall be delivered to the email addresses set forth below, or such other email address as designated by a party during the Term. Notices sent by email shall be deemed effective upon confirmation of delivery by a “read receipt” or other such notice generated by the applicable email system, but in any event, by reply of the recipient of such notice. Consultant shall be obligated to notify Company in writing of any change in Consultant’s mail or email address. Notice of change of any such address shall be effective only when provided in accordance with this Section 9:

To Company:	To Consultant:

MJ Holdings, Inc.	D. Ryan Shore
_______________	11035 Lavender Hill Dr #160221
______________, ___ ______	Las Vegas, NV 89135
Attn:	Email: Ryan@carbek.com
Email:

10. FORCE MAJEURE. For purposes of this Agreement, a “Force Majeure Event” shall mean the occurrence of unforeseeable circumstances beyond a Party’s control, including, but not limited to, any act by any governmental authority, natural disaster, strike, boycott, embargo, shortage, labor dispute, civil commotion which makes performance under the Agreement impossible and or otherwise obstructs the orderly performance of the undertakings as set forth in Exhibit A. Neither Party shall be responsible for any failure to perform due to a Force Majeure Event. The Party claiming a Force Majeure Event shall use reasonable efforts to mitigate the effect of any such Force Majeure Event. Upon the cessation of the Force Majeure Event, the Party affected thereby shall immediately notify the other Party of such fact, and use its best efforts to resume normal performance of its obligations under the Agreement as soon as possible. Notwithstanding that a Force Majeure Event otherwise exists, the provisions of this Section shall not excuse (i) any obligation of either Party, including the obligation to pay money in a timely manner for services rendered or other liabilities actually incurred, that arose before the occurrence of the Force Majeure Event causing the suspension of performance.

11. OWNERSHIP OF INTELLECTUAL PROPERTY. The Company hereby acknowledges that Consultant’s, (and Consultant’s employees) expertise in agronomy, its knowledgebase and skill-set uniquely qualify Consultant to perform the scope of work under this Agreement, and said expertise, knowledge and skill-set are the sole property of Consultant and are in fact the reason why the Consultant has been retained for the scope of work to be delivered under this Agreement. The Parties agree that this Agreement does not require and or otherwise provide for Consultant to transfer, share or otherwise disclose to the Company any of its pre-existing knowledge, know-how or skill-sets. Moreover, any expertise, knowledge and or skill-set developed as a result of Consultant’s engagement hereunder belong solely to the Consultant. The Company explicitly waives any claims to any know-how, methods, processes and or intellectual property developed by Consultant in connection with this engagement. This section shall survive termination of this Agreement and shall remain in full force and effect in accordance with terms of this section.

12. LIMITATION OF LIABILITY. EXCEPT AS EXPRESSLY SET FORTH HEREIN, ALL SERVICES TO BE PROVIDED BY CONSULTANT, ITS EMPLOYEES, AGENTS AND OR REPRESENTATIVES (FOR PURPOSES OF THIS PARAGRAPH 12, COLLECTIVELY “CONSULTANT”) HEREUNDER ARE PROVIDED “AS IS” WITHOUT ANY WARRANTY WHATSOEVER. COMPANY RECOGNIZES THAT THE “AS IS” CLAUSE OF THIS AGREEMENT IS AN IMPORTANT PART OF THE BASIS OF THIS AGREEMENT, WITHOUT WHICH CONSULTANT WOULD NOT HAVE AGREED TO ENTER INTO THIS AGREEMENT. CONSULTANT EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, TERMS OR CONDITIONS, WHETHER EXPRESS, IMPLIED, OR STATUTORY, REGARDING THE SERVICES, INCLUDING ANY, WARRANTIES OF MERCHANTABILITY, TITLE, FITNESS FOR A PARTICULAR PURPOSE AND INFRINGEMENT. NO REPRESENTATION OR OTHER AFFIRMATION OF FACT, REGARDING THE SERVICES PROVIDED HEREUNDER SHALL BE DEEMED A WARRANTY FOR ANY PURPOSE OR GIVE RISE TO ANY LIABILITY OF CONSULTANT WHATSOEVER.

IN NO EVENT SHALL CONSULTANT BE LIABLE FOR ANY INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, UNDER ANY CIRCUMSTANCES, INCLUDING, BUT NOT LIMITED TO:

LOST PROFITS; REVENUE OR SAVINGS; WAIVER BY COMPANY, WHETHER INADVERTENT OR INTENTIONAL. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY AND EXCEPT AS EXPRESSLY PROVIDED HEREIN, CONSULTANT’S AGGREGATE CUMULATIVE LIABILITY HEREUNDER, WHETHER IN CONTRACT, TORT, NEGLIGENCE, MISREPRESENTATION, STRICT LIABILITY OR OTHERWISE, SHALL NOT EXCEED AN AMOUNT EQUAL TO THE FEES PAID BY COMPANY UNDER PARAGRAPH 1(A) OF THIS AGREEMENT, LESS REIMBURSEMENT OF EXPENSES AND EXPENSES INCURRED BY CONSULTANT. COMPANY ACKNOWLEDGES THAT THE NET PROFITS PAID BY IT UNDER THIS AGREEMENT, TO CONSULTANT, REFLECTS THE ALLOCATION OF RISK SET FORTH IN THIS AGREEMENT AND THAT CONSULTANT WOULD NOT ENTER INTO THIS AGREEMENT WITHOUT THESE LIMITATIONS ON ITS LIABILITY.

MOREOVER, REMEDIES HEREUNDER ARE LIMITED TO MONETARY DAMAGES, SUBJECT TO THE LIMITATIONS SET FORTH HEREIN, AND REMEDIES IN EQUITY ARE EXPLICITLY EXCLUDED AND DISALLOWED.

13. ARBITRATION.

a. All disputes between Consultant, including any employees of Consultant, and the Company relating in any way to this Agreement or the Services to be performed under this Agreement (including, but not limited to, claims for breach of contract, tort, discrimination, harassment, and any violation of federal or state law) (“Arbitrable Claims”) shall be resolved by arbitration before a neutral arbitrator.

b. The arbitrator shall be selected and the arbitration hearing conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association and shall take place in Dade County, Florida, unless otherwise agreed to by the Parties. Arbitration shall be final and binding upon the Parties and shall be the exclusive remedy for all claims covered by this arbitration provision. Either party may bring an action in court to compel arbitration under this Agreement, to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim.

c. The Federal Arbitration Act shall govern the interpretation and enforcement of this agreement on Arbitration, except if any court finds that the Federal Arbitration Act does not apply, the Florida Arbitration Code shall govern the interpretation and enforcement of this agreement. If any court or arbitrator finds that any term makes this Arbitration agreement unenforceable for any reason, the court or arbitrator shall have the power to modify such term (or if necessary delete such term) to the minimum extent necessary to make this Arbitration agreement enforceable to the fullest extent permitted by law.

THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION, ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

14. INDEMNIFICATION. The Company agrees to indemnify Consultant its affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives (the “Indemnified Parties”) from any and all third party demands, claims, actions, causes of action, proceedings, suits, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel) of every kind (each a “Claim,” and, collectively “Claims”) arising out of Consultants performance under this Agreement.

15. MISCELLANEOUS PROVISIONS.

a. Assignment; Successors and Assigns. Consultant agrees that Consultant will not assign, delegate, or otherwise transfer his obligations for performing the Services without the written consent of the Company. Company may assign this Agreement, or any or all of its rights hereunder, to any successor entity and will be relieved of all its obligations to Consultant hereunder to the extent such obligations are assumed in writing by such credit worthy assignee. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated.

b. Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no conflicting extrinsic evidence may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

c. Amendments; Waivers. This Agreement shall not be varied, altered, modified, changed or in any way amended except by an instrument in writing executed by Consultant and a duly authorized representative of Company.

d. Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect, and such provision shall be enforced to fullest extent consistent with applicable law.

e. Governing Law. Except as otherwise provided, the validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to principles of conflicts of law.

f. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties acknowledge and agree to the foregoing terms and conditions, effective as of the date first set forth above.

COMPANY	CONSULTANT

MJ Holdings, INC.	Carbek LLC

By:	By:
Name:	Name:	D. Ryan Shore
Title:	Title:	Manager

EXHIBIT A

1.	Services. Pursuant to Section 1a. (Engagement) of the Agreement, Consultant shall apply his skills and experience in agronomy in providing the Services, which shall include advising the Company in the following areas:

●	Selecting crops for a carbon capture and sequestration project (the “Project”).

●	Select and retain a qualified third-party validator (the “Validator”) to validate results of the carbon capture efficacy of the Project.

●	Secure seeds for the Project.

●	Oversee planting of crop for the Project.

●	Collect and or process Project data with and or from the Validator.

●	For additional fees; other related services as mutually agreed between the Company and Consultant.

2.	Compensation. In consideration of the Services, Consultant shall be paid the following Cash Compensation:

Cash Compensation: a fixed Project fee (the “Fee”) in the amount of FOUR-HUNDRED-AND-TWO THOUSAND dollars ($402,000.00). Any and all invoices shall be payable in full within fifteen (15) days of Company’s receipt of Consultant’s invoice.

3.	Expense Reimbursement. Consultant shall be reimbursed for all reasonable out-of-pocket expenses incurred on behalf of the Company in providing the Services to the Company including, but not limited to, travel, lodging, and other expenses adequately documented by receipts and a Company approved expense reimbursement form. Consultant shall be reimbursed for the use of his personal vehicle, where applicable, at the then applicable IRS Standard Mileage Rate. Unless otherwise agreed between the Parties in writing, Consultant (i) shall not undertake any air travel or lodging on behalf of Company unless previously authorized by the Company, (ii) shall not fly first class unless approved by the Company’s CEO, and (iii) shall stay at hotels designated by the Company, if any. All phone, fax and email charges incurred by consultant shall be paid by Consultant. The Company shall reimburse Consultant for any expenses incurred within ten (10) business days of the Company receiving the necessary receipts and completed expense reimbursement form. Consultant will also submit out-of-pocket expenses incurred in connection with performance under this Agreement.

4.	Place of Work. Consultant’s principal place of work shall be Consultant’s home, Company’s office or any other location as Consultant determines necessary to achieve the desired results of this Agreement.